Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES ANNOUNCES 2005 GUIDANCE

Dallas, February 2, 2005 — Tyler Technologies, Inc. (NYSE: TYL) today commented on its outlook for its fiscal year 2005 and gave an update on its results for the year ended December 31, 2004.

Based on preliminary, unaudited results, the Company expects to report revenues and earnings for the year ended December 31, 2004 that are moderately below previous guidance. Revenues for the year are expected to be in the range of $170 million to $172 million, with fully diluted earnings per share in the range of $0.22 to $0.23.

Tyler Technologies currently expects total revenues for the year 2005 to be in the range of $183 million to $185 million. Software-related revenues (comprised of software licenses, software services and maintenance) are expected to grow approximately 13 percent to 15 percent over 2004, while appraisal services revenues are expected to decline approximately 25 percent to 30 percent for the year.

Tyler expects diluted earnings per share of approximately $0.28 to $0.31 for 2005. These estimates include estimated pretax expense in the second half of the year of approximately $600,000, or $0.01 per share after taxes, related to stock option compensation and the Company’s employee stock purchase plan. This expense is the result of new accounting rules currently scheduled to take effect July 1, 2005.

Tyler President and Chief Executive Office John Marr, Jr. commented, “Although our financial systems products performed at a very high level in the fourth quarter and throughout the year, we continued to experience softness in appraisal services and in certain of our other software products. In those product areas, where we have relatively new products, the timing of sales and revenue recognition has been less predictable and consistent. We remain committed to those products and the markets they serve and we are confident that they will produce improved results as they mature and achieve greater scale.”

“Our preliminary outlook for 2005 is for above-market growth in software-related revenues,” added Mr. Marr. “We expect that the continuation of our successes in geographic expansion and larger contract wins, as well as progress with our new products, will drive higher internal growth than we experienced in 2004. We also anticipate that the appraisal services business, which is project-driven, will experience another decline in revenues and will represent only 10 percent to 11 percent of our revenue mix in 2005.

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Tyler Technologies Announces 2005 Guidance
February 2, 2005

“As we discussed in previous quarters, 2004 gross margins and operating income were impacted by increased software amortization, coupled with increased development expense as major software development projects were completed. We expect that growth in our software revenues in 2005 will result in a resumption of the trends in gross margin improvement that we experienced in the two years prior to 2004.”

Tyler Technologies will host a conference call at 10:30 a.m Eastern time (9:30 a.m. Central time) on February 3, 2005 to discuss the information contained in this press release. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 3615311. A live Web cast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will also be available on Tyler’s Web site following the conference call, or by dialing (800) 647-1687 for U.S. dialers and (706) 645-9291 for international dialers.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler was named one of the “200 Best Small Companies” in America by Forbes Magazine in November 2004. More information about Tyler Technologies can be found at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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